Exhibit 8

List of Subsidiaries of Nexa Resources S.A.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Campos Novos Energia S.A.	Brazil
Compañía Minera Shalipayco S.A.C.	Peru
Compañía Magistral S.A.C.	Peru
Compañía Minera Doña Isabel Ltda.	Chile
Compañía Minera Gaico S.A.	Peru
Consórcio Capim Branco Energia	Brazil
Consórcio UHE Igarapava	Brazil
Exploraciones Chimborazo Metals & Mining S.A.	Ecuador
IncPac Holding Limited	British Virgin Islands
Inversiones Garza Azul S.A.C. Karmin Holdings Ltda.	Peru Brazil
L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil
Minera Bongará S.A.	Peru
Minera Cerro Colorado S.A.C.	Peru
Minera Pampa de Cobre S.A.C.	Peru
Mineração Colina Ltda.	Brazil
Mineração Dardanelos Ltda. Mineração Parnamirim Ltda. Mineração Rio Aripuanã Ltda.	Brazil Brazil Brazil
Mineração Santa Maria Ltda.	Brazil
Mineração Soledade Ltda.	Brazil
Nexa Resources Atacocha S.A.A.	Peru
Nexa Resources Cajamarquilla S.A.	Peru
Nexa Resources El Porvenir S.A.C.	Peru
Nexa Recursos Minerais S.A.	Brazil

Nexa Resources Peru S.A.A.	Peru
Nexa Resources UK Limited	United Kingdom
Nexa Resources US Inc.	United States
Otavi Mining Investments (Proprietary) Ltd.	Namibia
Otjitombo Mining (Proprietary) Ltd.	Namibia
Pollarix S.A.	Brazil
Rayrock Antofagasta S.A.C.	Peru
SMRL Ltda. Pepita 1	Peru
SMRL CMA nº 54	Peru
Votorantim Andina S.A.	Chile
Votorantim Metals Canada Inc.	Canada
Votorantim Metals Namibia (Proprietary) Ltd.	Namibia